EXHIBIT 99(1)

CANTEL MEDICAL CORP.

150 Clove Road

Little Falls, New Jersey 07424

FOR IMMEDIATE RELEASE
Contact:	James P. Reilly	Richard E. Moyer
	President and CEO	Cameron Associates, Inc.
	Cantel Medical Corp.	richard@cameronassoc.com
	Phone: 973-890-7220	Phone: 212-554-5466

CANTEL MEDICAL REPORTS RESULTS

FOR QUARTER ENDED JANUARY 31, 2004

SALES - $41,096,000 VS. $34,427,000 - INCREASE OF 19%

EPS - $0.26 VS. $0.24 FOR QUARTER
$0.44 VS. $0.37 FOR SIX MONTHS

LITTLE FALLS, New Jersey (March 2, 2004) ... CANTEL MEDICAL CORP. (NYSE:CMN) reported net income of $2,573,000, or $0.26 per diluted share, for its second quarter ended January 31, 2004, on sales of $41,096,000, as compared with net income of $2,380,000, or $0.24 per diluted share, on sales of $34,427,000 for the quarter ended January 31, 2003.

For the six months ended January 31, 2004, the Company reported net income of $4,368,000, or $0.44 per diluted share, on sales of $77,945,000, as compared with net income of $3,649,000, or $0.37 per diluted share, on sales of $62,800,000 for the six months ended January 31, 2003.

The Company further reported that its balance sheet at January 31, 2004 showed current assets of $65,146,000, including cash of $10,076,000, a current ratio of 3.1:1, a ratio of funded debt to equity of .33:1 and stockholders’ equity of $77,194,000.

James P. Reilly, President and Chief Executive Officer of CANTEL, commented, “We are very pleased with the overall performance in the second quarter, and we expect continued improvement in the operating results for the balance of 2004.”  Reilly added, “We continue to focus, not only on the organic growth of our existing core businesses, but also on acquisition opportunities which would enhance our position as a leading provider of products and services for the infection prevention and control markets.”

Cantel Medical Corp., a healthcare company, is a leading provider of infection prevention and control products, specialized medical device reprocessing systems, water treatment systems, sterilants, diagnostic imaging and therapeutic medical equipment primarily focused on endoscopy, hollow fiber membrane filtration and separation technologies for medical and non-medical applications, and scientific instrumentation.  The Company also provides technical maintenance services for its products.

The Company will hold a conference call to discuss the results for the second quarter ended January 31, 2004 on Tuesday, March 2, 2004 at 11:00 AM Eastern time.  To participate in the conference call, dial 1-877-407-8035 approximately 5 to 10 minutes before the beginning of the call.  If you are unable to participate, a digital replay of the call will be available from Tuesday, March 2 at 2:00 PM through midnight on March 3, by dialing 1-877-660-6853 and using passcode #1628 and conference ID #96574.  The call will be simultaneously broadcast live over the Internet on vcall.com at http://www.vcall.com/CEPage.asp?ID=86181.  A replay of the webcast will be available on Vcall for 30 days.

For further information, visit the Cantel Web site at www.cantelmedical.com.

This press release contains forward-looking statements.  All forward-looking statements involve risks and uncertainties, including, without limitation, the risks detailed in the Company’s filings and reports with the Securities and Exchange Commission.  Such statements are only predictions, and actual events or results may differ materially from those projected.

2

CANTEL MEDICAL CORP.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data)

	Three Months Ended January 31,		Six Months Ended January 31,
	2004	2003	2004	2003

Net sales	$41,096	$34,427	$77,945	$62,800

Cost of sales	25,977	21,883	49,653	39,486

Gross profit	15,119	12,544	28,292	23,314

Operating expenses:
Selling	5,001	4,367	9,701	8,256
General and administrative	4,400	2,871	8,574	6,297
Research and development	1,103	1,141	2,173	2,270
Total operating expenses	10,504	8,379	20,448	16,823

Income before interest and income taxes	4,615	4,165	7,844	6,491

Interest expense - net	416	352	831	763

Income before income taxes	4,199	3,813	7,013	5,728

Income taxes	1,626	1,433	2,645	2,079

Net income	$2,573	$2,380	$4,368	$3,649

Earnings per common share - diluted	$0.26	$0.24	$0.44	$0.37

Weighted average shares - diluted	10,060	9,837	9,972	9,834

CANTEL MEDICAL CORP.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	January 31,	July 31,
	2004	2003
Assets
Current assets	$65,146	$61,930
Property and equipment, net	23,242	22,161
Intangible assets	10,590	6,998
Goodwill	28,181	16,398
Other assets	2,418	2,323
	$129,577	$109,810

Liabilities and stockholders' equity
Current liabilities	$21,312	$18,287
Long-term liabilities	31,071	21,341
Stockholders' equity	77,194	70,182
	$129,577	$109,810